UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 11, 2008

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, April 24, 2008, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be web cast via the Internet at the Investor Relations section of the Company’s web site at www.humana.com Investor Relations section. This Proxy Statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

We are pleased to be among the first companies to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. These materials will be available on the Internet on March 11, 2008. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted on or about March 11, 2008 to the Company’s stockholders of record as of February 27, 2008.

Sincerely,

David A. Jones, Jr. Chairman of the Board and Significant Stockholder	Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 11, 2008

Notice of Annual Meeting of Stockholders

Thursday, April 24, 2008

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect eight (8) directors;

2.	Approve the Company’s Executive Management Incentive Compensation Plan

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

4.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on February 27, 2008 will be entitled to vote.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

(see instructions on proxy card or at the voting site).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President & Corporate Secretary

FREQUENTLY ASKED QUESTIONS

1. Q:	When will this Proxy Statement be transmitted to stockholders?

A:	This Proxy Statement is being transmitted on or about March 11, 2008 to stockholders of record. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2008 Annual Meeting of Stockholders.

2. Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Thursday, April 24, 2008 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25th Floor Auditorium.

3. Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock (“Shares”) as of the close of business on February 27, 2008 (the “Record Date”) is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

4. Q:	How many Shares are eligible to vote?

A:	As of the Record Date, February 27, 2008, 170,696,074 Shares of Company common stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

5. Q:	What am I voting on?

A:	You are being asked to:

1.)	Elect eight (8) individuals to serve on the Board of Directors of the Company (“Board or Board of Directors”);

2.)	Approve the Executive Management Incentive Compensation Plan, as amended and restated; and

3.)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

6. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request, by calling Broadridge Financial Solutions, Inc.,(“Broadridge) at 1-800-579-1639, to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

7. Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholder’s meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

8. Q:	How does the Board recommend I vote on each proposal?

A:	The Board recommends that you vote your Shares as follows:

Proposal 1- FOR each of the director nominees;

Proposal 2- FOR the approval of the Executive Management Incentive Compensation Plan, as amended and restated; and

Proposal 3- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

All Shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

9. Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the approval of the Executive Management Incentive Compensation Plan, as amended and restated; and

Proposal 3- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

10. Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your broker is actually the record owner, you should receive the Notice from your broker. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form by mail, or electronically by email on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank or broker, your Shares may be voted even if you do not provide voting instructions on your instruction form. Banks and brokers have the authority under the regulations of the New York Stock Exchange (the “NYSE”) to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of the Board of Directors, the approval of the Executive Management Incentive Compensation Plan, as amended and restated, and the ratification of the appointment of the Company’s independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

11. Q:	What is a “broker non-vote”?

A:	A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

12. Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting or represented by a signed proxy card, voted by telephone instruction, or voted electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

13. Q:	How do I vote?

A:	There are four ways that you can vote your Shares. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.)	By Internet. The web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your Notice card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 23, 2008.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2.)	By telephone. If you are in the United States or Canada, you may use one of two toll-free numbers provided by Broadridge. Registered holders should call 1-800-690-6903 and beneficial holders should call 1-800-454-8683. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 23, 2008.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3.)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Thursday, April 24, 2008, the day of the Annual Meeting.

If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Wednesday, April 23, 2008, the day before the Annual Meeting.

4.)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting.

In all cases, a vote at the Annual Meeting will revoke any prior votes.

14. Q:	How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement and Savings Plan?

A:	If you have invested in the Humana Common Stock Fund of the Humana Retirement & Savings Plan, you may vote. Under the Humana Retirement & Savings Plan your voting rights are based on your interest — the amount of money you and the Company have invested — in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee. If your voting instructions are received by 11:59 p.m. EDT on Monday, April 21, 2008, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement & Savings Plan actually voted.

As an owner of Humana Common Stock through the Humana Retirement & Savings Plan, you provide your instructions to Broadridge by using the Internet, telephone (using the registered holder number) or mail methods described above. You cannot vote in person at the Annual Meeting.

Your voting instructions will be kept confidential under the terms of the Humana Retirement & Savings Plan.

15. Q:	How many votes are required to elect each director?

A:	A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy adopted in January 2007, an incumbent director who does not receive a majority of the votes cast will be required to submit his or her resignation to our Board of Directors. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

16. Q:	How many votes are required to approve the Company’s Executive Management Incentive Compensation Plan?

A:	The affirmative votes must constitute a majority of the votes cast on the proposal for the approval of the Company’s Executive Management Incentive Compensation Plan. Shares voting “abstain” have the same affect as a “no” vote. Shares not present at the meeting and broker non-votes have no effect on the approval of the Company’s Executive Management Incentive Compensation Plan. Further, the votes cast must represent at least a majority of the shares entitled to vote on this proposal. Pursuant to NYSE regulations, brokers have discretionary voting power over the approval of the Company’s Executive Management Incentive Compensation Plan.

17. Q:	How many votes are required to ratify the Company’s independent registered public accounting firm?

A:

The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of

PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

18. Q:	Who will count the votes?

A:	Broadridge will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

19. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

20. Q:	When are the stockholder proposals for inclusion in the Company’s proxy materials for the 2009 Annual Meeting due?

A:	Stockholder proposals as permitted by Securities and Exchange Commission (“SEC” or “Commission”) regulations for inclusion in the Company’s proxy materials relating to the 2009 annual meeting of stockholders must be submitted to the Corporate Secretary in writing no later than November 13, 2008. Proposals should be submitted to Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, Louisville, KY 40202.

21. Q:	May a stockholder present a proposal not included in the Company’s Proxy Statement at the April 24, 2008 Annual Meeting?

A:

A stockholder can present a proposal at the annual meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so most meetings are governed by procedures set forth in the Company’s Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. A proposal must also meet other requirements as to form and content set forth in the Company’s Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202. A copy of the Company’s Bylaws is available on our web site at www.humana.com—Investor Relations – View Website—Corporate Governance.

22. Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $11,000 plus expenses.

The Company has also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $110,000 plus expenses.

The Company will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

23. Q:	How can I obtain additional information about the Company?

A:	Included with this Proxy Statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. The Company’s Annual Report on Form 10-K and all other filings with the SEC also may be accessed via the Investor Relations section on the Company’s web site at www.humana.com. We encourage you to visit our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on the report you wish to review under the “Financial Reports” subcategory.

24. Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in the Company’s Form 10-Q for the period ending March 31, 2008 which will be filed with the SEC on or before May 10, 2008. The voting results will also be published on the Company’s web site at www.humana.com within five business days of our Annual Meeting. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” and then, on the left side of the page, click on the last link entitled “Voting Results of Annual Stockholders Meeting.”

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running the Company’s business effectively and to maintaining the Company’s reputation of integrity in the marketplace. The Company’s Corporate Governance Guidelines (“Guidelines”) are adopted by the Board of Directors and are intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. Additionally, the Company has provided its Chief Executive Officer certification to the NYSE. The Guidelines may be viewed on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and then click “Corporate Governance Guidelines” on the left side of the page. A copy may also be obtained upon request from the Company’s Corporate Secretary.

Independent Directors

•

The Corporate Governance Guidelines reviewed and approved by the Board contain guidelines to assist the Board in its determination of director independence. To qualify as independent under these guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

•

Pursuant to the Guidelines, the Board undertakes an annual review of Director independence. During this review, the Board considers transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including any which could have been reported under “Certain Transactions with Management and Others” herein. The Board also examines transactions and relationships with Directors, executive officers or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a Director is independent.

•

In the course of this review for the current year, the Board specifically analyzed and discussed certain matters potentially impacting director independence: first, the relationship between the Company and Alcatel-Lucent (“Alcatel-Lucent”), and between the Company and Pfizer Inc. (“Pfizer”), for each of which Frank A. D’Amelio served as an executive officer at some time during 2007; and second, the relationship between the Company and JAPC, Inc. (“JAPC”), which is owned by David A. Jones, Sr., father of David A. Jones, Jr.

•

The relationship between Alcatel-Lucent and the Company consisted of Alcatel-Lucent paying Humana $592,657 as premiums for medical and dental insurance coverage. The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e. the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions.) In 2007, the rebate amounted to approximately $134 million. Additionally, in connection with a Medicare pilot project called Green Ribbon Health in which Humana and Pfizer are each 50% partners, approximately $507,000 was paid for Pfizer services through the Green

Ribbon entity. The relationship between JAPC and the Company consisted of a series of transactions by which the Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC. For the year ended December 31, 2007, the Company was reimbursed $532,154 by JAPC. The Company is fully reimbursed for the cost of the services. The rate paid for all of these services described above is at least as favorable to the Company as market rates.

•

At the conclusion of its review, the Board affirmatively determined, exclusive of the relevant director, that in each case the relationship between the Company and Alcatel-Lucent, Pfizer, and JAPC was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of Mr. D’Amelio or Mr. Jones, respectively.

•

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Company’s Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

Committee Composition

•

The Board of Directors has the following committees: Audit, Executive, Investment, Nominating & Corporate Governance, and Organization & Compensation. Our Science & Technology Committee was disbanded during 2007. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee. Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report” and additional information regarding the Organization & Compensation Committee is included under the captions “Compensation Discussion and Analysis” and “Organization & Compensation Committee Report”.

•	The number of meetings held in 2007 and membership as of February 27, 2008, were as follows:

	Audit	Executive	Investment	Nominating & Corporate Governance	Organization & Compensation
Number of Meetings in 2007	6	1	2	1	8
NAME
David A. Jones, Jr.		C
Frank A. D’Amelio	C		M	M
W. Roy Dunbar			C		M
Kurt J. Hilzinger		M			C
Michael B. McCallister		M
William J. McDonald					M
James J. O’Brien	M		M
W. Ann Reynolds, Ph.D.	M			C

C	= Chair
M	= Member

James O. Robbins was a member of the Audit Committee and the Nominating and Corporate Governance Committee until his death on October 10, 2007.

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the left side of that page you will see a link to the Committee Charters. The Company will provide a printed copy of the charter of any committee without charge to any stockholder who makes a written request to the Corporate Secretary, Humana Inc., 500 W. Main St., Louisville, KY 40202.

Audit Committee

Pursuant to its charter, this committee;

•

Assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and disclosures and internal controls, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and the independent registered public accounting firm.

•

Bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services.

•

Reviews with the independent registered public accounting firm, the Company’s Internal Audit Department, and the Company’s financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company and, where appropriate, makes recommendations for the improvement of these internal control procedures.

•

Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm.

•

Reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles.

•	Confers independently with the internal auditors, key members of management, and the independent registered public accounting firm.
•	Determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm.
•	Discusses with management the Company’s compliance with applicable legal requirements and with the Company’s internal policies regarding related party transactions and conflicts of interest.
•	Annually evaluates its performance.

Additionally:

•

The Board of Directors has determined that, with respect to Messrs. D’Amelio, O’Brien and Dr. Reynolds (who together comprise the members of the Audit Committee at February 27, 2008), each is independent and each meets the SEC criteria for an “audit committee financial expert.”

•	The Report of the Audit Committee for the year ended December 31, 2007 is set forth herein.
•	PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.
•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

Pursuant to its charter, this committee;

•

Reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation.

•

Makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for the executive officers of the Company.

•	Approves equity-based grants to executive officers, and grants to other employees where Board approval is required under the applicable Company equity compensation program.
•	Approves material elements of all employment, severance and Change in Control agreements for the executive officers.
•	Annually evaluates its performance.
•	Ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations.

Additionally:

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy as described in the Compensation Discussion and Analysis. The Committee met eight times in 2007. The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in the Compensation Discussion and Analysis herein. Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

None of the Organization & Compensation Committee members;

•	has ever been an officer or employee of the Company;
•	is or was a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see “Certain Transactions with Management and Others,” herein); or
•	is an executive officer of another entity, at which one of our executive officers serves on its compensation committee.

Executive Committee

Pursuant to its charter, the Executive Committee;

•

Possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee;

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans.

•	Reviews investment results.
•	Annually evaluates its performance.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee;

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board.
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting.
•	Seeks out and assists in the recruitment of highly qualified candidates to serve on the Board.
•	Recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings.
•	Develops, periodically reviews and recommends to the Board the Company’s Corporate Governance Guidelines.
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board.
•	Reviews the overall relationship of the Board and management.
•	Reviews issues and developments pertaining to corporate governance.
•	Annually evaluates its performance.

Consideration of Director Nominees

Stockholder Nominees

•

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described herein under “Identifying and Evaluating Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in the Company’s Bylaws, a copy of which is available on the Company’s web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the left side of that page you will see a link to the Bylaws of the Company. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws of the Company, the nominee’s name, qualifications for Board membership and compliance with the Company’s Director Resignation Policy discussed herein and should be sent to: Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202

Director Qualifications

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The Company’s Guidelines contain Board membership criteria that apply to Nominating & Corporate Governance Committee recommended nominees for a position on the Company’s Board. The Board has a majority of directors who meet the criteria for independence established by the NYSE and the SEC. The Organization & Compensation Committee members must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee will review with the Board the requisite skills and characteristics for new Board members. This assessment will include a person’s qualification as independent and will consider background, specific skill requirements, diversity, and business experience.

Identifying and Evaluating Nominees for Directors

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The Board is responsible for selecting its own members and delegating the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman of the Board, the Chief Executive Officer and outside consultants as appropriate. This Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. This Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. In the event of a vacancy, this Committee considers various potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. In connection with the selection and nomination process, the Nominating & Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Board will look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

•

The Company from time to time engages a third party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Majority Vote Policy

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In January 2007 the Board of Directors approved amendments to the Company’s Bylaws to adopt a majority vote standard for uncontested elections of directors. Under the Bylaws as amended, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard will continue to be a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote at any future meeting at which they face election, and second, the Board’s acceptance of their resignation following that election. The policy will also apply to the filling of vacancies by the Board. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Director Attendance

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The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Corporate Governance Guidelines, the Board formally adopted a policy that all directors should make every effort to attend meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

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During 2007, the Board of Directors met nine times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. (For more information, please see the chart under “Committee Composition” herein.) All director nominees who were directors in April 2007, attended the Annual Meeting of Stockholders held April 26, 2007. We expect that all nominees, except Mr. D’Amelio will attend the April 24, 2008 meeting. Mr. D’Amelio, Chief Financial Officer for Pfizer, Inc., will be attending the Pfizer, Inc. Annual Shareholder’s meeting that will be held on the same date.

Executive Sessions of Non-Management Directors

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The Company’s non-management directors held regularly scheduled, formal executive meetings, separate from management during 2007. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Nominating & Corporate Governance Committee or any two other non-management directors. To the extent the group of non-management directors includes directors who are not independent within the meaning of the Company’s director independence guidelines, then only independent directors shall meet in executive session at least once annually. Executive sessions are led by the Presiding Director, who is required to be an independent director. The Presiding Director at such meetings shall be either the Chairman of the Board if he so qualifies or the various qualifying committee chairs on a rotating basis. If the designated director is unavailable to serve as the Presiding Director, the remaining qualifying directors may designate one of themselves to serve as Presiding Director for that meeting.

Code of Ethics and Code of Business Conduct

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The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, violations of which should be reported to the Audit Committee. The code may be viewed on our web site at www.humana.com. Any amendment to or waiver of the application of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be promptly disclosed on the Company’s web site at www.humana.com. To see either the Code or any amendments or waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the left side of that page you will see the relevant links. The Company will provide the Humana Inc. Code of Ethics for the Chief Executive Officer and Senior Financial Officers in print without charge to any stockholder who makes written request to: Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

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The Company operates under an omnibus Code of Ethics and Business Conduct, known as the Humana Inc. Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Humana Ethics Office is responsible for the design and enforcement of the Company’s ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code. The Humana Inc. Principles of Business Ethics may be viewed on our web site at www.humana.com. Any waiver of the Humana Inc. Principles of Business Ethics for directors or executive officers must be made by the Board of Directors, and will be promptly disclosed on our web site at www.humana.com. To see either the Code or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the left side of that page you will see the relevant links. The Company will provide the Humana Inc. Principles of Business Ethics in print without charge to any stockholder who makes written request to: Corporate Secretary, Humana Inc., 500 West Main Street, 27 th Floor, Louisville, Kentucky 40202.

Communication with Directors

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Stockholders and other interested parties may communicate directly with the Company’s Chairman, Presiding Director or any other individual director by writing to the special email address published on the Company’s web site at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting the Board are available. All directors have access to this email address. The Company uses the staff of its Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of the Company’s General Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eight (8). The directors are elected to hold office until the Annual Meeting of Stockholders in 2009 and until a successor is elected and qualified.

If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of common stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at February 27, 2008.

Name	Age	Position	First Elected Director
David A. Jones, Jr.	50	Chairman of the Board	05/93
Frank A. D’Amelio	50	Director	09/03
W. Roy Dunbar	46	Director	04/05
Kurt J. Hilzinger	47	Director	07/03
Michael B. McCallister	55	Director, President & Chief Executive Officer	02/00
William J. McDonald	51	Director	10/07
James J. O’Brien	53	Director	04/06
W. Ann Reynolds, Ph.D.	70	Director	01/91

David A. Jones was initially elected to the Board in May 1993 and was elected Chairman of the Board of the Company in April 2005. Prior to that, Mr. Jones was Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Senior Vice President and Chief Financial Officer of Pfizer Inc, having held this position since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Director and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. During January and February 2006, Mr. D’Amelio was the Chief Financial Officer of Lucent. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent.

W. Roy Dunbar was initially elected to the Board in April 2005. He is President and Chief Executive Officer of NetworkSolutions, having accepted this position in January 2008. Prior to that, Mr. Dunbar was President of Global Technology and Operations for MasterCard Incorporated, having held that position since September 2004. Mr. Dunbar worked at Eli Lilly and Company for 14 years, most recently as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. He also serves on the Board of Directors of Electronic Data Systems Corporation.

Kurt J. Hilzinger was initially elected to the Board in July 2003. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007. Mr. Hilzinger was Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002.

Michael B. McCallister was appointed as President and Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000. Mr. McCallister joined the Company in June 1974. Mr. McCallister also serves on the Board of Directors of National City Corporation.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald was recommended to the Board of Directors by a third-party search firm. Mr. McDonald is Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position since 1998.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc.

W. Ann Reynolds, Ph.D. was initially elected to the Board in January 1991. Dr. Reynolds served as the President of the University of Alabama at Birmingham from 1997 to 2002. She also was the Chancellor of the City University of New York from 1990 to 1997, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system from 1982 to 1990, and held academic posts as clinical professor of obstetrics and gynecology at the UCLA School of Medicine. Dr. Reynolds serves as a director of Abbott Laboratories, Invitrogen Corporation, and Owens Corning.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of Board of Directors. A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy adopted in January 2007, an incumbent director who does not receive a majority of the votes cast will be required to submit his or her resignation to our Board of Directors. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

During 2007, the directors were compensated pursuant to the following schedule:

Annual Retainer	$75,000
Chairman of the Board Additional Annual Retainer	$100,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January)	$125,000 in stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000
Group Life and Accidental Death Insurance—Chairman	$400,000
Business Travel Accident Insurance (same for all including Chairman)	$250,000
Restricted Stock Units Granted Initial Date of Election	7,500 Restricted Stock Units

The following table shows the compensation earned for non-employee directors in 2007:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($)(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
David A. Jones, Jr.	$186,996	$124,653	—	—	$12,789	$28,478	$352,916
Frank A. D’Amelio	$100,000	$124,653	—	—	—	$8,470	$233,123
W. Roy Dunbar	$87,000	$124,653	—	—	—	$26,535	$238,188
Kurt J. Hilzinger	$105,000	$124,653	—	—	—	$22,629	$252,282
William J. McDonald(7)	$18,750	$581,800	—	—	—	$5,920	$606,470
James J. O’Brien	$75,000	$124,653	—	—	—	$26,508	$226,161
W. Ann Reynolds, Ph.D.	$87,000	$124,653	—	—	$16,251	$24,331	$252,235
James O. Robbins(8)	$66,500	$160,985	—	—	—	$17,711	$245,196
(1)	Messrs. Jones, McDonald and Robbins each deferred his cash compensation for 2007. Messrs. D’Amelio, Dunbar, Hilzinger, McDonald, O’Brien and Robbins each deferred stock compensation for 2007. Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. The director may elect to have cash fees credited to a guaranteed interest account at a rate equal to the average ten-year U.S. Treasury Note rate for the previous calendar quarter. The deferred stock will be paid out as Shares. Payments under the Plan generally commence on the date of termination of the director’s service as a member of the Board or a date specified by the director. The Company pays all costs and expenses incurred in the administration of the Plan. Effective January 1, 2008, a director electing to defer cash may choose to convert the cash to Humana Common Stock Units. The number of Humana Common Stock Units shall be determined by dividing the amount of cash deferred by the fair market value of Humana Common stock on the last business day of each calendar quarter. Messrs. D’Amelio, Dunbar, Jones, and McDonald have chosen this option. The quarterly allocations will be reported on the director’s Form 4.

(2)	On January 3, 2007, on which day the fair market value of Humana stock was $56.04, each director in office at that time, other than Mr. McCallister, was granted a stock award of 2,231 shares. On October 24, 2007, the date on which Mr. McDonald was first elected to the Board and on which date the fair market value of Humana stock was $73.58, Mr. McDonald was awarded 7,500 restricted stock units, and was also awarded 425 shares, representing a pro-ration of the $125,000 value award, in accordance with the policies noted above. Mr. Robbins died on October 10, 2007, and all cash and stock previously deferred became payable. See footnote 8 below for a discussion of the amounts paid. The amount shown in column (c) above is the value calculated pursuant to SFAS 123R, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules” which is the grant-date fair market value less the par value of $0.1667 per share times the number of shares awarded.

(3)	Outside Directors did not receive any stock options as part of the 2007 Directors Compensation Program.

(4)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2007 Directors Compensation Program.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. David A. Jones and W. Ann Reynolds, Ph. D. are the only current directors that will have retirement benefits that are grandfathered under the Company’s former Retirement Policy (the “Policy”). Under the Policy a retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, under the Policy, each retiring director also receives an annual matching charitable contribution benefit of $19,000 for the life of the director. Under the Policy, the amount was prorated for service less than ten years. Mr. Jones and Dr. Reynolds have been members of the Company’s Board of Directors for over ten years. For fiscal year 2007, the Company paid benefits under the Policy to former directors as set out below:

Retired Director	Annual Retirement Benefit	Annual Matching Gift
K. Frank Austen, M.D.	$28,191	$9,450
Hilary J. Boone, Jr.	$22,000	$11,000
Michael E. Gellert	$29,686	$19,000
John R. Hall	$26,447	$19,000
Irwin Lerner	$38,000	$19,000

David A. Jones, Sr. retired as Chairman of the Board in April 2005. During 2007, he received approximately $56,800 per month under the Officers’ Target Retirement Plan due to his retirement in 1997 as an officer of the Company. In 2007, Mr. Jones, Sr. received an annual matching gift amount of $19,000.

The Retirement Plan present values were determined based on a discount rate of 5.75% and a post-retirement mortality assumption using the RP-2000 Mortality Tables for males and females projected to 2008, with 100% white collar adjustment. No pre-retirement mortality is assumed.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, the Company may transport one or more directors to and from such meetings in the Company’s airplane. The Company also reimburses the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, the Company paid certain local taxes that averaged approximately $3,379 per outside director, and life and accidental death insurance premiums that averaged approximately $971 per outside director which amounts are included in the table above. Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at a comparable rate as paid by employees, but no director participated in 2007. The “All Other Compensation” amount above includes the following amounts:

Director	Matching Gift	Occupational Tax	Life Insurance	Total – All Other Compensation
David A. Jones, Jr.	$25,000	$2,758	$720	$28,478
Frank A. D’Amelio	$6,600	$1,456	$414	$8,470
W. Roy Dunbar	$25,000	$1,265	$270	$26,535
Kurt J. Hilzinger	$20,833	$1,526	$270	$22,629
William J. McDonald	$5,850	$1	$69	$5,920
James J. O’Brien	$25,000	$1,094	$414	$26,508
W. Ann Reynolds, Ph.D.	$17,500	$3,123	$3,708	$24,331
James O. Robbins(8)	0	$15,806	$1,905	$17,711

In connection with his position as Chairman of the Board, David A. Jones was reimbursed $60,000 for office expenses during 2007, and the Company paid $20,000 for his membership to the Business Higher Education Forum, which amounts are not included in the table above.

(7)	Mr. McDonald was elected to the Board of Directors on October 24, 2007. His compensation reflects the pro-rated amount of the fees discussed above.

(8)	Mr. Robbins died on October 10, 2007. He had previously deferred all of his stock and cash compensation since his election in 2005. The Director Compensation Table above reflects the amounts earned for 2007. Upon his death, all amounts accelerated and became payable as follows: Cash — $190,093 and 12,446 shares of stock having a fair market value of $72.325 on October 10, 2007, or $898,082. His life insurance benefit of $150,000 was also paid.

The following table provides information on the stock options held by the director nominees as of December 31, 2007.

OUTSTANDING OPTIONS

OUTSIDE DIRECTORS

December 31, 2007

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)
David A. Jones, Jr.	5,000 40,000 5,000 40,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $ $ $ $	21.2500 20.1563 18.7813 19.2500 7.8750 14.7813 11.5500 10.1900 23.0500	01/02/08 01/15/08 01/04/09 01/15/09 01/03/10 01/02/11 01/02/12 01/02/13 01/02/14	(6)(12) (7)(12) (3) (8) (9) (10) (11) (4) (2)
Frank A. D’Amelio	15,000 2,500			$ $	18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0				—	—
Kurt J. Hilzinger	15,000 2,500			$ $	16.4550 23.0500	07/10/13 01/02/14	(5) (2)
William J. McDonald	0				—	—
James J. O’Brien	0				—	—
W. Ann Reynolds, Ph.D.	5,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $	18.7813 7.8750 14.7813 11.5500 10.1900 23.0500	01/04/09 01/03/10 01/02/11 01/02/12 01/02/13 01/02/14	(3) (9) (10) (11) (4) (2)

(1)	Options granted on 09/11/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on 01/02/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on 01/04/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(4)	Options granted on 01/02/03 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(5)	Options granted on 07/10/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(6)	Options granted on 01/02/98 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(7)	Options granted on 01/15/98 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(8)	Options granted on 01/15/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(9)	Options granted on 01/03/00 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(10)	Options granted on 01/02/01 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(11)	Options granted on 01/02/02 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(12)	Options have been exercised since December 31, 2007 and are no longer outstanding as of February 27, 2008.

As of December 31, 2007, the following Shares have been deferred by the directors pursuant to the discussion under the Director Compensation Table — Footnote (1):

Frank A. D’Amelio	4,052
W. Roy Dunbar	4,052
Kurt J. Hilzinger	4,052
William J. McDonald	7,925
James J. O’Brien	11,424

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE, reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

During the year ended December 31, 2007, based upon the Company’s knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to the Company, all executive officers, directors, and greater than ten percent beneficial owners of the Company’s common stock complied with Section 16(a) filing requirements applicable to the Company.

The Company has a program to oversee the compliance of its executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

Principal Stockholders of the Company

The Company knows of no person or entity that may be deemed to own beneficially more than 5% of the outstanding common stock except for:

FMR LLC (and Affiliates) 82 Devonshire Street Boston, MA 02109	15,070,810 shares	8.9%(1)(2)
Barclays Global Investors NA (and Related Companies filing as a Group) 45 Fremont Street San Francisco, CA 94105	12,824,322 shares	7.5%(1)(3)

(1)	The percentage of ownership is based on 170,018,357 shares outstanding as of December 31, 2007.

(2)	Based upon a Form 13G filed with the Commission for the period ended December 31, 2007, FMR Corp. (and Affiliates) has sole power to vote 2,978,028 shares and has sole dispositive power over 15,070,810 shares.

(3)	Based upon a Form 13G filed with the Commission for the period ended December 31, 2007, Barclays Global Investors NA (and Related Companies filing as a Group) has sole power to vote 11,268,703 shares and has sole dispositive power over 12,824,322 shares. See Form 13G for additional information on the Group.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership by each of the Company’s director-nominees, each Named Executive Officer, as defined herein, and by the director-nominees and executive officers as a group as of February 27, 2008, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of February 27, 2008 (1)(2)(3)	Percent of Class as of February 27, 2008 (4)
David A. Jones, Jr.	441,689
Frank A. D’Amelio	24,702
W. Roy Dunbar	9,587
Kurt J. Hilzinger	24,702
Michael B. McCallister	1,349,954
William J. McDonald	0
James J. O’Brien	0
W. Ann Reynolds, Ph.D.	61,866
James H. Bloem	143,318
James E. Murray	518,385
Jonathan T. Lord, M.D.	117,784
Bruce J. Goodman	98,570
All directors and executive officers as a group (19 in number, including those named above (“Group”) )	3,534,789	2.07

(1)	Beneficial ownership of Shares of Company common stock, for purposes of this Proxy Statement, includes Shares of Company common stock as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement & Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company common stock beneficially owned by them.

The number of Shares of Company common stock listed:

(a)	Includes certain Shares of Company common stock equivalents held for the benefit of the individuals in the Humana Retirement & Savings Plan as of January 31, 2008, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	37,835
James H. Bloem	0
James E. Murray	20,628
Jonathan T. Lord, M.D.	0
Bruce J. Goodman	126
All executive officers as a group (numbering 12, including those named herein)	76,209

(b)	Includes Shares of Company common stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after February 27, 2008 under the Company’s 1989 Stock Option Plan for Non-Employee Directors, the 1996 Stock Incentive Plan for Employees and the 2003 Stock Incentive Plan. They are as follows:

David A. Jones, Jr.	67,500
Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
Michael B. McCallister	837,170
William J. McDonald	0
James J. O’Brien	0
W. Ann Reynolds, Ph.D.	27,500
James H. Bloem	61,220
James E. Murray	388,814
Jonathan T. Lord, M.D.	69,458
Bruce J. Goodman	68,066
Group (including those named herein)	1,960,155

(2)	Certain directors have deferred the stock awards pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors. These Shares are not included in the totals reported above. As of February 27, 2008, which includes the awards in January 2008, the Shares deferred were as follows:

Frank A. D’Amelio	5,659
W. Roy Dunbar	5,659
Kurt J. Hilzinger	5,659
William J. McDonald	9,532
James J. O’Brien	13,031
W. Ann Reynolds	1,607

(3)	As of February 27, 2008, no shares of stock are pledged by any of the Company’s Executive Officers or Directors.

(4)	Unless indicated, less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Humana views its compensation program as a means of continuing investment in human capital that will drive high performance and success in the marketplace. This document discusses and explains our compensation policies and practices, beginning with our compensation philosophy, and proceeding through our compensation objectives, describing each element of compensation and the decision-making process that supports it. It focuses on how we compensate our Named Executive Officers, as defined herein, and other key associates, and how we uphold our compensation standards through a governance system that includes internal oversight as well as expert outside review.

Compensation Philosophy

Humana’s compensation philosophy is based on our fundamental premise;

•	Associate value drives customer value, which drives shareholder value.

Humana’s culture is one in which trust is conveyed to associates through the several ways our Company expresses itself as an employer. Humana’s signature branding line, “Guidance when you need it most,” can be executed effectively only by Humana associates who believe and trust in the Company’s vision: to be the most trusted name in health solutions. One of the most important ways we gain associate trust is through the competitiveness, fairness, and integrity of our compensation, benefits and associate services.

Compensation Program Objectives

Humana’s compensation program is intended to create competitive advantage by fostering superior performance of the Company’s human capital. Performance management at Humana focuses on building competencies required for the business, and on pursuing the highest level of contribution from each Humana associate. In general, our compensation program is designed to:

•	Provide compensation and benefits policies and practices that motivate and reward associates to achieve goals and objectives designed to enhance the value of the enterprise;

•	Provide total compensation, when such objectives are met, that is competitive with the market, based on the surveyed value of benchmark indices in the market;

•	Align individual compensation with competency and contribution so that performance will be rewarded appropriately; and

•	Assure that compensation is performance-based, using measurable objectives and results.

The elements of the program are comprised of direct and indirect compensation.

Direct Compensation: Salaries and Incentives for Associates

•	Provide total cash or equity compensation that is:

—

Market-based—Competitive with comparator companies and general industry standards; targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

—	Competency-paced—Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static;

—	Contribution-driven—Rewards those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Indirect Compensation: Benefits and Services for Associates

• Provide a qualitative and quantitative mix of benefit programs that promote security and well-being:

—	Health benefits, life and disability coverage as well as income protection,

—	Retirement plans, and

—	Services accessed or purchased on a group basis to assist associates to maintain work/life balance.

•	Provide cost-effective associate benefits whose level, flexibility, and breadth are competitive with comparator companies and industry benchmarks.

Recent Modifications

The Board of Directors’ Organization & Compensation Committee (the “Committee”), with the Committee’s consultant, Frederic W. Cook & Co., Inc. (“Cook”), has continued its on-going evaluation of the compensation philosophy, the pay elements and their application. As a result, certain changes to the Company’s compensation program have been adopted in the past 12 months:

•	the peer group for competitive evaluation of officers’ pay will be modified for 2008; and

•	the Officers’ Target Retirement Plan was discontinued for active participants in 2007.

All of these changes are discussed herein.

Leadership Compensation

Leadership compensation reflects Humana’s compensation philosophy and is calibrated to the special demands of those with the greatest responsibility for the success of the organization. Consequently, comparisons to industry and labor-market competitors reflect the relative financial performance of the companies considered, as well as absolute compensation. Since a large percentage of leadership compensation is performance-based, in the form of incentive compensation and the potential for equity appreciation, profitability heavily influences compensation outcomes for Humana leaders.

The following are the principal elements of compensation for executive officers at Humana:

—

Salary—Base salaries targeted at market medians, but typically ranging from the 25th to the 75th percentile, with the actual levels reflecting the competency and contributions of individual associates;

—	Annual cash incentives—Targeted cash incentives reflecting market medians, with superior contribution rewarded above market levels;

—	Long-term incentives—Competitive levels of long-term compensation vehicles designed to motivate leaders to achieve attractive long-term stockholder returns;

—	Retirement—Opportunity for retirement income that will motivate high-potential leaders to pursue a long-term career with the Company.

How We Benchmark Pay for Named Executive Officers

Multiple factors influence the total compensation of Named Executive Officers. In general, we seek to provide competitive total compensation that enables us to retain and motivate our business leaders. “Competitive” means that leadership pay at Humana is similar to pay in the executive labor market for other leaders in similar roles in companies of comparable size and financial performance.

We consider many factors in determining total compensation levels, using our competitive benchmarks as a starting point. The executive’s overall performance, his or her potential, and the presence of any unique or hard-to-replace skills are considered, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also factors. In addition, the overall performance of the Company must be weighed, especially in the case of the Named Executive Officers and other senior leaders.

Ultimately, we must distill all those factors and apply our best judgment when determining executive pay. Such judgments must always produce a total compensation package that is reasonable as compared to business prospects of the Company, based on its long-term business plan. This allows the Committee to set a compensation package that it believes will:

(i)	appropriately motivate and challenge its executives, and

(ii)	achieve an appropriate balance between the prospects for the Company and its stockholders and the compensation of its executives.

We benchmark our compensation and benefits practices to other publicly traded companies that are comparable in significant ways. For Named Executive Officers, we use comparisons from groups of competitors, defined as to revenue size and profitability as well as our closest industry competitors. Information is available through third-party compensation surveys such as those undertaken by Mercer, Hewitt, and Towers Perrin. We also review the proxy statements of public companies comparable in size, geography, and financial performance. Using different comparative measures (e.g., industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed each year to ensure continued appropriateness.

The following peer groups of public companies served as our benchmarks for 2007:

• Health benefit company peer group:
Aetna Inc.	CIGNA Corporation	Coventry Health Care, Inc.
Health Net, Inc.	Sierra Health Services, Inc.	UnitedHealth Group, Inc.
WellPoint, Inc.

• Performance peer group:
Aramark Corporation	Dean Foods Company	Express Scripts, Inc.
Manpower Inc.	Office Depot, Inc.	Tesoro Corporation
Whirlpool Corporation

• Geographic peer group:
Ashland Inc.	Brown-Forman Corporation	Cardinal Health, Inc.
Cintas Corporation	Eli Lilly & Company	Genlyte Group
Kindred Healthcare, Inc.	Lexmark International, Inc.	Ohio Casualty Corporation
Omnicare Inc.	Papa John’s International, Inc.	Res-Care, Inc.
Yum Brands Inc.

It is worth noting that the proxy statements from these companies yield detailed information only on each company’s named executive officers.

In addition, each year, we rigorously benchmark the compensation of our top 100 executives, a process that ensures the integrity of our compensation program throughout Humana’s leadership tier. We use the third-party surveys mentioned above, and combine this data analysis with our own evaluation of an individual’s performance and the Company’s performance against business plan objectives, to arrive at compensation decisions. We believe benchmarking with reference to the peer groups and surveys provides Humana with the most comprehensive means of ensuring that our senior-level compensation is peer-competitive.

For 2008, the Board’s consultant, Cook, recommended a reassessment of our peer groups reflecting the change in our size and performance. While Cook provided advice on peer selection, we utilized Mercer’s published Perspective “Responsible Peer Group Selection” as a reference to assist in developing guidelines to select companies to comprise a single, new peer comparison group. Companies selected are those:

(i)	with whom we compete for talent; and

(ii)	whose revenues, market capitalization, and business focus are similar to Humana’s.

The Committee approved the following peer group of public companies to serve as our benchmark for the future:

Aetna Inc.	Genworth Financial Corp.	Progressive Corp.
AFLAC Inc.	Hartford Financial Services Group, Inc.	SunTrust Banks Inc.
Allstate Corp.	Health Net, Inc.	The Travelers Companies, Inc.
CIGNA Corporation	MedcoHealth Solutions, Inc.	UnitedHealth Group, Inc.
CNA Financial Corporation	Nationwide Financial Services, Inc.	Unum Group
Coventry Health Care, Inc.	PNC Financial Services Group, Inc.	Washington Mutual, Inc.
Express Scripts, Inc.	Principal Financial Group, Inc.	Wellpoint, Inc.

How We Establish Named Executive Officer Compensation

The process for establishing specific levels for each component of pay is based on an assessment of market pay data, as described above, followed by discussions among the Committee, the Chief Executive Officer, the Chief Human Resources Officer, and Cook.

Our Chief Executive Officer discusses with the Committee his recommendations for the compensation of his direct reports and the rationale for those recommendations. Cook provides guidance to the Committee discussion when determining the Chief Executive Officer’s compensation. The Committee independently makes all final decisions.

The components of Humana’s compensation program for Named Executive Officers in 2007 are:

•	Base salary;
•	An annual incentive generally paid in the first quarter following the end of Humana’s fiscal year pursuant to the Humana Management Incentive Plan which has been approved by our stockholders;
•	Grants of equity in the form of stock options that vest one-third each year over the three years following the grant, with a seven-year term;
•

Participation in the Humana Retirement and Savings Plan, a qualified, combined retirement plan and 401(k) plan; and the Humana Supplemental Executive Retirement & Savings Plan, a non-qualified ERISA restoration plan. The Company’s Officers’ Target Retirement Plan, a non-qualified, unfunded supplemental retirement plan, was discontinued for all active participants on October 31, 2007, and the present value of accrued benefits was transferred to the Humana Supplemental Executive Retirement & Savings Plan (as discussed below under “Retirement Plans” and the “Pension Benefits” discussion and table that follows);

•	Various perquisites, including a matching annual charitable gift program, life insurance benefits, financial planning assistance, and personal use of Company aircraft; and
•	Severance programs providing for certain payments in the event of termination of employment, depending on the event or reason for termination.

Base Salary

Base compensation for executive officers is determined by an assessment of:

•	overall Company performance

•	executive officer performance

•	changes in executive officer responsibilities; and

•	relevant survey findings.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in Humana’s products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Individual salaries are generally established in alignment with the 50th percentile (market median) target described above, to ensure the attraction, development and retention of superior talent, as well as in relation to individual executive performance. Base salaries of the Named Executive Officers in 2007, and how they relate to market medians, are listed in the table below.

Named Executive Officer	2007 Base Salary	2007 Market Median
Michael B. McCallister	$975,000	$1,171,100
James H. Bloem	$510,000	$583,000
James E. Murray	$630,000	$677,800
Jonathan T. Lord, M.D.	$502,000	$435,900
Bruce J. Goodman	$475,000	$435,000

Based on market information available at the time of decision from executive pay surveys and the proxy statements of the three peer groups in February 2007.

Annual Incentives — Management Incentive Plan

Our incentive compensation plans are designed to reward officers and other key associates for the attainment of financial results and other strategic benchmarks specific to each person’s individual goals. Incentive compensation objectives are designed to encourage responsible and profitable growth.

The 2003 Executive Management Incentive Plan was designed to comply with the performance criteria contained in the Internal Revenue Service (“IRS”) Section 162(m) regulations allowing for deductibility of compensation as described herein. The 2003 Plan was approved by the Company’s stockholders and expired at the end of 2007. During 2007, the Company’s Named Executive Officers participated in the 2003 Management Incentive Plan.

The Compensation Committee may exercise discretion to only reduce (not increase) the awards with regard to certain external factors. These factors include such items as the disposition or acquisition of a business; gains or losses resulting from material litigation; and the effect of changes in accounting principles during the performance period. For 2007, there were no adjustments applied to the payments to the Company’s Named Executive Officers.

At this year’s annual meeting, we are asking our stockholders to approve the Management Incentive Compensation Plan for years 2008 – 2012 – see the discussion at “Proposal Two: Approval of the Executive Management Incentive Compensation Plan” herein.

For all Named Executive Officers, the 2007 performance target was based on the attainment of a pre-established earnings per share (“EPS”) objective. This goal was established to provide a direct link between executive pay and challenging Company financial performance and operational growth goals.

For the EPS objective, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award.

The EPS target for 2007 of $4.10 was 46% greater than the 2006 performance results, with a minimum threshold of $3.53 and maximum achievement level of $4.39.

Since our EPS increased 69% to $ 4.91, the performance maximum was exceeded. Payments for the Named Executive Officers consequently ranged from 150% to 200% of annual base earnings.

See the Summary Compensation Table in the Executive Compensation section herein for the specific amounts paid to the Named Executive Officers.

Long-Term Incentives — Equity Awards

We use stock options and restricted stock awards to reward executive officers and other key associates for long-term performance and as a means of attracting, motivating and retaining key associates. The use of equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other associates.

All stock options and restricted stock awards are generally granted at regularly scheduled meetings of our Board of Directors, or of the Board’s Committee. The stockholder-approved 2003 Stock Incentive Plan provides that the options are granted at the average of the high and low stock trading price on the NYSE (fair market value) on the date of grant. For the last several years, the annual Company-wide option and restricted share awards have been made at the

Committee meeting held in the first quarter of the year. The Board and Committee schedules are determined more than a year in advance. The Company has a practice of not making equity awards when it is aware of any non-public material information. Generally, awards are made annually to approximately 2 — 4% of all associates, including the Named Executive Officers. In addition to the annual grants, options and/or restricted stock are granted for promotions, new hires, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee.

Rationale for Equity Awards.    Through review of stock programs and competitive practices at comparable companies, the Committee determines the aggregate amounts and terms of stock option and restricted stock awards, with the assistance of Cook and management. The number of Shares covered by each award reflects the executive’s level of responsibility and contributions to the Company. In making equity awards, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the benchmarking discussed above. The number of Shares is then determined using the fair market value on the grant date, as determined by the Black-Scholes methodology for stock options.

2007 Awards.    In 2007, the Committee granted to its associates options totaling approximately 0.6% and restricted stock awards totaling approximately 0.5% of the Company’s outstanding common stock as of December 31, 2007.

All Named Executive Officers and direct reports to Mr. McCallister received only stock options, with the next level of management receiving a mix of stock options and restricted stock, and the remaining recipients receiving only restricted stock.

The Grants of Plan-Based Awards table shows the number of stock options awarded to each Named Executive Officer and the total expense required to be recognized by the Company for this award. Generally, the expense is spread over the three-year vesting period. The amount of the expense attributed to 2007 for awards in 2007 as well as prior periods is shown in column “(f) — Option Awards” of the Summary Compensation Table.

The Outstanding Equity Awards at Fiscal Year-End table lists the options outstanding by grant date and price for each Named Executive Officer. There were no unvested awards of restricted stock for any of these officers. These unexercised options reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted.

Humana routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions.

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are distributed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain results are achieved. Cash incentives are paid only upon the achievement of defined strategic and financial objectives. Grants of stock options only have value to executives if the value of the firm increases through common stock price appreciation.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders. In the chart below, the proportion of pay at risk in 2007 is illustrated for the Named Executive Officers.

2007 Mix of Compensation Elemants for Named Executive Officers

		Compensation At-Risk-2007
Named Executive Officer	Base Salary	Annual Incentive	Long-Term Incentive	Total
Michael B. McCallister	16%	33%	51%	100%
James H. Bloem	22%	33%	45%	100%
James E. Murray	20%	30%	50%	100%
Jonathan T. Lord, M.D.	24%	35%	41%	100%
Bruce J. Goodman	23%	34%	43%	100%

The chart and table above depict the relative mix of pay elements for 2007, made up of base salary earned, annual cash incentive earned in 2007 though paid in 2008, and the aggregate fair value of the 2007 grant of stock options based on a Black-Scholes valuation at the time of grant. See the Summary Compensation Table and the Grants of Plan-Based Awards table that follow this report for greater detail.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of Humana’s stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised options, are:

• President and Chief Executive Officer:	Five times base salary

• Direct Reports to the President and Chief Executive Officer:	Three times base salary

• All other executive officers:	Two times base salary.

All of our executive officers meet the guidelines described above as of February 27, 2008.

Employment Agreement — Mr. McCallister

An agreement between Mr. McCallister and the Company was first entered into in September 2000 following his appointment as President and Chief Executive Officer (the “McCallister Agreement”). The Company and the Committee believe that having an agreement with Mr. McCallister protects both the Company and its shareholders, along with Mr. McCallister.

Severance Benefits — Change in Control Agreements

Mr. McCallister.    The benefits that would have been payable to Mr. McCallister in the event of a Change in Control of the Company at December 31, 2007 are governed by the McCallister Agreement with Mr. McCallister. Mr. McCallister is the only executive officer who would receive a tax gross-up in the event his payment under a Change in Control exceeded the amounts regulated by Section 280G of the Internal Revenue Code. All of the Company’s Change in Control agreements provide for a “double trigger” (i.e., two events would occur before any payment is made: a Change in Control is completed, and the executive officer is terminated or constructively terminated as described in the agreement). For a discussion of the payments Mr. McCallister would receive in the event of a Change in Control of the Company, see the “Potential Payments Under Termination or Change in Control of the Company” section that follows this Compensation Discussion and Analysis.

Other Named Executive Officers and Key Company Executives.    Humana has entered into agreements with all officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman, as well as certain key management employees, which, for a two-year period following a Change in Control of the Company, provide certain benefits upon termination with a “double trigger” as described above. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities, location, or compensation.

Under the agreements, such individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum incentive payment in the event of a Change in Control. For a discussion of the potential amounts that would have been paid in 2007 had a Change in Control occurred on December 31, 2007, see “Potential Payments Under Termination or Change in Control of the Company” herein. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. Humana believes that by having the Change in Control agreements for our executive officers, including the Named Executive Officers, executives can devote their time to the duties of running the Company without being distracted by a potential Change in Control.

Retirement Plans

During 2007, Humana had three retirement plans covering its executive officers. As discussed below, the Officers’ Target Retirement Plan (“Target Plan”) was discontinued for active participants as of October 31, 2007, and the present values of the accrued benefits in the Target Plan were transferred, as account balances, to the Supplemental Executive Retirement & Savings Plan.

•	The Humana Retirement and Savings Plan (available to all associates) is a qualified, combined pension plan and 401(k) plan providing for both participant and Company contributions;

•

The nonqualified Supplemental Executive Retirement & Savings Plan (“Supplemental Plan”) restores, on a nonqualified basis, Company contributions to the Humana Retirement and Savings Plan, which are restricted by the IRS compensation limits;

•

The nonqualified Target Plan, which was discontinued in 2007, provided a select group of executives a maximum 50% target income replacement after completing 30 years of service, minus the retirement portion of the Humana Retirement and Savings Plan, the Supplemental Plan and a participant’s Social Security benefits.

The Committee, in consultation with Cook and Mercer, its consulting actuary, decided to eliminate the Target Plan for active participants for the following reasons:

—	it makes the overall retirement plan more in line with industry practices and trends indicating a reduction in supplemental executive retirement plans;

—	it supports Humana’s consumer-driven philosophy which utilizes defined contribution savings and retirement plans for all employees; and

—	it promotes greater internal pay equity among the senior leaders of the Company.

Participant benefits under the Target Plan are based on age, years of service, and salary history. As the Target Plan’s termination could deprive some participants of future benefits, particularly those with shorter service, the Committee chose to balance the current Target Plan value for long-tenured executives with those with shorter-tenure, by adding two more years of ongoing service, and recalculating. Thus, the Committee determined two present values of benefits, calculated:

•	as of 10/31/2007, favoring longer-tenure executives

•	as 12/31/2009 discounted to 10/31/2007, favoring shorter-tenured executives

The greater of the two values was transferred to the Supplemental Plan on 11/1/2007, as follows:

	Age	Service	Frozen Target Plan Calculated Benefit 10/31/07	12/31/09 Target Plan Calculation, Discounted to 10/31/07	Total Target Plan Transferred to SERSP
McCallister	55	33	$6,892,177	$6,197,105	$6,892,177
Bloem	57	6	$500,967	$608,501	$608,501
Murray	53	18	$1,199,727	$1,295,058	$1,295,058
Lord	53	7	$530,024	$585,983	$585,983
Goodman	65	8	$181,154	$132,184	$181,154

For additional details on the Company’s retirement plans see the Nonqualified Deferred Compensation table which covers our Supplemental Plan, and the Potential Payments upon Termination or Change in Control section which discusses all of the retirement plans.

Humana believes that the continuing programs will provide an appropriate replacement income upon retirement, reflecting the executive’s years of service with the Company. The potential payments under these plans are described in the tables that follow this report.

Other Benefits

We also provide certain other benefits to our executive officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, payment for internet connections (which are generally used for business purposes, but may be used from time to time for personal reasons), and club memberships (which are generally used for business purposes, but may be used from time to time for personal reasons).

Compensation Policies Based on Certain Tax and Accounting Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to provide for the deductibility of payments under the annual incentive plan and the 2003 Stock Plan. To continue our compliance with Section 162(m), we are again submitting our annual Executive Management Incentive Plan for 2008-2012 to our stockholders for approval at our April 2008 meeting.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized – and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. Except for $35,292 paid to Mr. McCallister, the Committee believes that all compensation paid for 2007 will be deductible for federal income tax purposes.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. SFAS 123R requires that the cost of an award, as determined on the date of grant at fair value, be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of the stock option is estimated using the Black-Scholes option-pricing model. We adopted SFAS 123R on January 1, 2006. The Committee considers the impact of the expense associated with equity awards when making its option and restricted stock grants. The amount of the expense associated with the 2006 and 2007 grants to Named Executive Officers is reflected in the Summary Compensation Table and in the Grants of Plan-Based Awards table.

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. During 2007, the Company amended its Target Plan, the Supplemental Plan, our Change in Control Agreements, the Management and Executive Incentive Plans, and the Severance Program to be in compliance with the statutory provisions currently in effect so that any compensation under the plans is properly deferred.

Organization & Compensation Committee.    All of the members of the Committee are independent, as defined by the NYSE, the SEC and the IRS. The current members of the Committee are Kurt J. Hilzinger, Chairman, W. Roy Dunbar, and William J. McDonald. James J. O’Brien served on the Committee until October 24, 2007. During 2007, the Committee met eight times.

One of the primary responsibilities of the Committee is to review and approve executive officer compensation. It operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2007. The full text of the Committee charter may be viewed on our corporate website at www.humana.com Investor Relations section.

Compensation Consultant.    Since August 2004, the Committee has retained Cook as its independent compensation consultant. Cook reports directly to the Committee and has provided assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee.

As discussed above, the Company utilized the services of Mercer in evaluating its current retirement programs and for other compensation survey and informational purposes.

Summary

Humana operates in a highly competitive and consolidating industry. Its compensation program for executive officers supports the Company’s philosophy that compensation should be designed to challenge participants as well as reward them, resulting in superior performance for our stockholders. Consistent with our commitment to the highest ethical standards,

Humana’s compensation philosophy is derived from our belief that dedication to our vision is a prerequisite for compensation that is market-based, competency-paced and contribution-driven.

We believe that the salaries, programs, policies and practices for 2007, as disclosed in the tables that follow this report, demonstrate that our compensation philosophy is tied to our Company’s performance and that the total mix of compensation provided to our executive officers, including Named Executive Officers, is consistent with this philosophy.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2007 with management. In reliance on the reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

W. Roy Dunbar

William J. McDonald

EXECUTIVE COMPENSATION

Executive Compensation of the Company

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) the President and Chief Executive Officer, (2) the Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2007 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)(4)
Michael B. McCallister, President & Chief Executive Officer(6)	2007	$973,558	—	—	$2,438,685	$1,950,000	$4,438,993	$511,321	$10,312,557
	2006	$900,000	—	—	$2,378,837	$1,552,419	$542,896	$424,461	$5,798,613
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2007	$509,441	—	—	$875,204	$765,000	$606,011	$147,460	$2,903,116
	2006	$470,000	—	—	$829,068	$675,248	$2,490	$126,266	$2,103,072
James E. Murray, Chief Operating Officer	2007	$629,423	—	—	$1,262,294	$945,000	$1,295,058	$220,254	$4,352,029
	2006	$591,370	—	—	$1,144,017	$849,892	$—	$193,411	$2,778,690
Jonathan T. Lord, M.D. Senior Vice President & Chief Innovation Officer	2007	$501,673	—	—	$745,457	$753,000	$585,983	$165,157	$2,751,270
	2006	$485,000	$24,250	—	$742,979	$672,549	$—	$161,932	$2,086,710
Bruce J. Goodman, Senior Vice President & Chief Service & Information Officer	2007	$474,712	—	—	$756,451	$712,500	$37,657	$193,988	$2,175,308
	2006	$460,000	—	—	$767,007	$660,881	$143,497	$165,743	$2,197,128

(1)	Effective February 2008, the salaries were increased to the following amounts:

Michael B. McCallister	$1,025,000
James H. Bloem	$545,000
James E. Murray	$670,000
Jonathan T. Lord, M.D.	$520,000
Bruce J. Goodman	$492,000

(2)	This column represents the amount of stock option expense recognized in 2007 which includes portions of awards granted in 2007, 2006, and 2005. Note 11 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, describes the consolidated assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the executive officers’ options as a group, applying the Black-Scholes methodology, were as follows:

	2007	2006	2005
Weighted Average Fair Value at Grant Date	$23.12	$19.95	$14.28
Risk Free Interest Rate	4.7%	4.6%	4.0%
Expected Volatility	30.3%	32.4%	40.0%
Dividend Yield	N/A	N/A	N/A
Expected Option Life (Years)	5.5	5.1	5.7

(3)	For a discussion of the potential ranges that could have been paid in 2007, see the Grants of Plan-Based Awards table.

(4)	As discussed in the Compensation Discussion and Analysis herein, our Officers’ Target Retirement Plan, a defined benefit plan, was discontinued for active participants in October 2007. The amount listed under Change In Pension Value – Column (h) represents the difference between the Present Value of the Accumulated Benefit under the Officers’ Target Retirement Plan at December 31, 2006, and the amount actually transferred to the Supplemental Executive Retirement & Savings Plan as of October 31, 2007. This change primarily reflects a shift in methodology from a defined benefit approach (present value of benefits payable at the earliest unreduced retirement age of 65) to a defined contribution approach (present value of benefits payable immediately). At December 31, 2007, there were no benefits remaining in the Officers’ Target Retirement Plan for any active participants including the Named Executive Officers. The following key assumptions were used in the calculations, and are consistent with the assumptions and methodologies used for purposes of financial accounting:

(a)	4% future base salary increases and annual incentive payouts assumed at target levels for purposes of projecting compensation in 2008 and 2009;

(b)	The October 31, 2007 Officers’ Target Retirement Plan benefit was determined as of September 30, 2007 using the participant’s age, service, final average compensation and the actual Humana Retirement & Savings Plan and Supplemental Executive Retirement & Savings Plan balances as of September 30, 2007. The September 30, 2007 benefit was accumulated at an 8% interest rate (as specified in the Officers’ Target Retirement Plan) for one month to October 31, 2007;

(c)	7% assumed future investment earnings in the Humana Retirement & Savings Plan and Supplemental Executive Retirement & Savings Plan;

(d)	7% discount rate for determining present value of projected December 31, 2009 benefit; and

(e)	all other assumptions as specified by the terms of the Officers’ Target Retirement Plan.

Listed below are the adjusted amounts that were transferred to the Supplemental Executive Retirement & Savings Plan for the Company’s Named Executive Officers. (Also see the discussion in the Compensation Discussion & Analysis.) For comparison purposes, we have shown the Officers’ Target Retirement Plan amounts that the Named Executive Officers would have received had they voluntarily terminated as of December 31, 2006.

Named Executive Officer	Actual Amount Transferred to Supplemental Executive Retirement & Savings Plan on October 31, 2007	December 31, 2006 Officers’ Target Retirement Plan Amount Payable upon Voluntary Termination
Michael B. McCallister	$ 6,892,177	$6,259,997
James H. Bloem	$ 608,501	$ 360,470
James E. Murray	$ 1,295,058	$1,048,602
Jonathan T. Lord, M.D.	$ 585,983	$ 439,509
Bruce J. Goodman	$ 181,154	$ 139,297

No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Supplemental Executive Retirement & Savings Plan and the Humana Retirement & Savings Plan; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; an annual physical; a matching charitable gift program; life insurance benefits; financial planning assistance; payment for internet connections (which are generally used for business purposes, but may be used from time to time for personal reasons); and club memberships (which are generally used for business purposes, but may be used from time to time for personal reasons).

Company Contributions to the Supplemental Executive Retirement & Savings Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$253,107
James H. Bloem	$105,543
James E. Murray	$137,975
Jonathan T. Lord, M.D.	$107,082
Bruce J. Goodman	$100,165

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Michael B. McCallister	$196,581
James H. Bloem	$0
James E. Murray	$31,821
Jonathan T. Lord, M.D.	$6,836
Bruce J. Goodman	$43,370

Matching Charitable Contributions:

Michael B. McCallister	$25,000
James H. Bloem	$20,000
James E. Murray	$25,000
Jonathan T. Lord, M.D.	$15,000
Bruce J. Goodman	$12,060

Financial Planning:

Michael B. McCallister	$12,845
James H. Bloem	$0
James E. Murray	$0
Jonathan T. Lord, M.D.	$13,469
Bruce J. Goodman	$14,429

Company Contributions to the Humana Retirement and Savings Plan:

Michael B. McCallister	$20,850
James H. Bloem	$20,850
James E. Murray	$20,850
Jonathan T. Lord, M.D.	$20,850
Bruce J. Goodman	$20,850

Club Memberships:

(Generally used for business purposes, but may be used from time to time for personal reasons)

Michael B. McCallister	$1,300
James H. Bloem	$0
James E. Murray	$3,550
Jonathan T. Lord, M.D.	$477
Bruce J. Goodman	$1,264

Other (Includes life insurance, cost of physicals, wellness incentives, internet usage).

Michael B. McCallister	$1,638
James H. Bloem	$1,067
James E. Murray	$1,058
Jonathan T. Lord, M.D.	$1,443
Bruce J. Goodman	$1,850

(6)	In September 2000, the Company entered into an agreement with Mr. McCallister (McCallister Agreement) covering his compensation as the Chief Executive Officer of the Company. The McCallister Agreement provides that Mr. McCallister’s base salary shall not be less than $650,000 and that his incentive compensation target percentage shall not be less than 125%. The McCallister Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the Potential Payments Under Termination or Change in Control of the Company section herein.

As described in our Compensation Discussion and Analysis, based on the fair value of equity awards granted to the Named Executive Officers in 2007, the base salary represented approximately 20%; incentive compensation represented approximately 33%, and equity awards (long-term incentives) represented 47% of the total compensation as listed above.

The following table provides information about stock options granted and the range of potential payments under the 2003 Executive Management Initiative Plan for the Named Executive Officers in 2007. A discussion of the features of each type of award is included in the footnotes that follow the table.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	01/01/2007	$731,250	$1,462,500	$1,950,000
	02/22/2007								129,758	$62.10	$62.31	$3,000,511
James H. Bloem	01/01/2007	$255,000	$510,000	$765,000
	02/22/2007								45,415	$62.10	$62.31	$1,050,172
James E. Murray	01/01/2007	$315,000	$630,000	$945,000
	02/22/2007								67,042	$62.10	$62.31	$1,550,273
Jonathan T. Lord, M.D.	01/01/2007	$251,000	$502,000	$753,000
	02/22/2007								38,062	$62.10	$62.31	$880,142
Bruce J. Goodman	01/01/2007	$237,500	$475,000	$712,500
	02/22/2007								38,062	$62.10	$62.31	$880,142
(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For EPS, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Eighty-six percent of the EPS goal must be achieved to reach its threshold; the threshold pays at 50 percent for all Named Executive Officers except Mr. McCallister whose pays at 75 percent. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers.

(2)	The above options were all granted pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan (“2003 Plan”). The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. The options vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Plan. (See “Potential Payments under Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.)

The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof.

The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of common stock valued at the fair market value on the date of exercise or any combination thereof.

(3)	Options under the 2003 Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Plan, is the average of the highest and lowest reported sales prices of the Company’s common stock in transactions reported on the NYSE on the grant date. The 2003 Plan was approved by the Company’s Board of Directors and by its stockholders.

In February 2008, the Named Executive Officers each received a stock option award having a seven-year term and vesting over a three-year period as follows:

Name	Number of Options
Michael B. McCallister	159,585
James H. Bloem	47,875
James E. Murray	70,673
Jonathan T. Lord, M.D.	41,036
Bruce J. Goodman	41,036

The options were awarded at the Fair Market Value on the date of grant of $69.475. The closing price on date of grant was $68.83.

The following table provides information on the stock option holdings as of December 31, 2007 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards(10)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (10) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) N/A (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	—	129,758		$62.1000	02/22/14	(9)
	24,806	—		$19.2500	01/15/09	(1)
	166,667	83,333		$32.7000	02/24/12	(3)
	34,610	—		$12.9950	03/13/12	(4)
	189,201	—		$9.2600	03/13/13	(5)
	195,300	—		$21.2750	02/24/14	(6)
	50,000	100,000		$53.9600	02/23/13	(7)
James H. Bloem	—	45,415		$62.1000	02/22/14	(9)
	—	26,666		$32.7000	02/24/12	(8)
	—	38,830		$53.9600	02/23/13	(7)
James E. Murray	—	67,042		$62.1000	02/22/14	(9)
	86,000	—		$7.4688	11/18/09	(2)
	73,334	36,666		$32.7000	02/24/12	(3)
	20,000	—		$12.9950	03/13/12	(4)
	13,686	—		$9.2600	03/13/13	(5)
	80,300	—		$21.2750	02/24/14	(6)
	28,240	56,480		$53.9600	02/23/13	(7)
Jonathan T. Lord, M.D	—	25,000		$32.7000	02/24/12	(3)
	—	38,062		$62.1000	02/22/14	(9)
	15,885	31,770		$53.9600	02/23/13	(7)
Bruce J. Goodman	—	38,062		$62.1000	02/22/14	(9)
	—	26,666		$32.7000	02/24/12	(8)(11)
	15,885	31,770		$53.9600	02/23/13	(7)

(1)	Options granted on 01/15/99 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(2)	Options granted on 11/18/99 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(3)	Options granted on 02/24/05 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested as of February 24, 2008.

(4)	Options granted on 03/13/02 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(5)	Options granted on 03/13/03 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(6)	Options granted on 02/24/04 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(7)	Options granted on 02/23/06 pursuant to the Company’s 2003 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 02/24/09.

(8)	Options granted on 02/24/05 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested as of February 24, 2008.

(9)	Options granted on 2/22/07 pursuant to the Company’s 2003 Stock Incentive Plan, shares will partially vest one third every year for three years, with full vesting on 2/22/10.

(10)	No Named Executive Officer had any unearned options or any stock awards as of December 31, 2007.

(11)	Of this number 3,058 options have been exercised since December 31, 2007 and are no longer outstanding as of February 27, 2008.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2007.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($) (e)
Michael B. McCallister	252,073	$16,626,319
James H. Bloem	142,749	$4,419,159
James E. Murray	107,814	$5,679,245
Jonathan T. Lord, M.D.	134,610	$5,550,745
Bruce J. Goodman	116,725	$4,403,207

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of the Company’s common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No Named Executive Officer received any stock awards in 2007 nor did any restricted stock vest for the Named Executive Officers.

Pension Benefits

During 2007, the Company had a nonqualified, unfunded defined benefit plan, the Officers’ Target Retirement Plan, providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees. At its meeting in October 2007, the Organization and Compensation Committee recommended, and the Board of Directors approved, changes to this plan as described below.

Based upon a review of the Company’s retirement programs by the Company’s consulting actuary (Mercer), and a competitive analysis by the Board’s compensation consultant (Frederic W. Cook Co., Inc.), the following decisions were made:

•	The benefits in the Officers’ Target Retirement Plan were frozen as of October 31, 2007 to participants not then retired.

•	No new participants could join the Officers’ Target Retirement Plan after October 31, 2007.

•	The present value of accrued benefits for all active participants was transferred to the Supplemental Executive Retirement & Savings Plan as of November 1, 2007.

•

The amounts to be transferred were calculated based on the greater of (a) the October 31, 2007 Officers’ Target Retirement Plan benefit; or (b) the present value of the Officers’ Target Retirement Plan benefit projected to December 31, 2009 had the Officers’ Target Retirement Plan continued. The assumptions used are discussed in the footnote to the Summary Compensation Table.

Listed below are amounts that were transferred to the Supplemental Executive Retirement & Savings Plan for the Company’s Named Executive Officers.

Named Executive Officer	Title	Amount Transferred To Supplemental Executive Retirement & Savings Plan
Michael B. McCallister	President & Chief Executive Officer	$ 6,892,177

James H. Bloem	Sr. Vice President, Chief Financial Officer & Treasurer	$ 608,501

James E. Murray	Chief Operating Officer	$ 1,295,058

Jonathan T. Lord, M.D.	Sr. Vice President & Chief Innovation Officer	$ 585,983

Bruce J. Goodman	Sr. Vice President & Chief Service and Information Officer	$ 181,154

The Compensation Discussion and Analysis discusses the calculations used to determine these amounts. After these transfers, there were no accrued benefits in the Officers’ Target Retirement Plan for any of the Executive Officers, including the named Executive Officers, at December 31, 2007; and therefore, there are no amounts to place in the Pension Benefits table and the Pension Benefits table has not been included.

For additional information, see the discussion under “Compensation Discussion and Analysis”, and “Nonqualified Deferred Compensation” herein.

Nonqualified Deferred Compensation

The following table provides information on the Supplemental Executive Retirement & Savings Plan contributions and earnings for the Named Executive Officers in 2007.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(2)
Michael B. McCallister	$—	$253,107	$(143,523)	$—	$8,602,150
James H. Bloem	$—	$105,543	$(28,694)	$—	$991,575
James E. Murray	$—	$137,975	$270,927	$—	$2,954,684
Jonathan T. Lord, M.D.	$—	$107,082	$(6,550)	$—	$1,071,608
Bruce J. Goodman	$—	$100,165	$138,436	$—	$988,785

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

(2)	This balance also reflects the transfer of amounts from the Officers’ Target Retirement Plan as discussed in the Compensation Discussion and Analysis, under the Summary Compensation Table, and within the Pension Benefits section.

The Company has a qualified combined retirement plan and 401(k) plan, the Humana Retirement & Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Supplemental Executive Retirement & Savings Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement & Savings Plan. For 2007, any employee who earned more than $100,000 is limited in the amount that can be contributed to the Pretax Savings Account of the Humana Retirement & Savings Plan. Additionally, once an individual is paid $225,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement & Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement & Savings Plan are credited to the Supplemental Pretax Savings Account of the Supplemental Executive Retirement & Savings Plan. If the amount to be credited to the Supplemental Executive Retirement & Savings Plan is less than $800 annually, it will be paid to the individual.

Additionally, in 2007, any earnings over $225,000 are excluded when determining retirement benefits as a percentage of income. Any Company contributions that would have been made to the retirement account of the Humana Retirement & Savings Plan due to this limitation are credited to the Supplemental Retirement Account of the Supplemental Executive Retirement & Savings Plan.

The benefits accrued under the Supplemental Executive Retirement & Savings Plan are those Company contributions that cannot be made to the qualified Humana Retirement & Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement & Savings Plan is 8% for 2007. The Company matches up to 50% of the first 6% of employee salary deferrals. Accruals under the Supplemental Executive Retirement & Savings Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. During 2007, the Supplemental Executive Retirement & Savings

Plan was amended to allow daily rebalancing of funds and to allow direction of investment elections. As discussed in the Pension Benefits section, on October 31, 2007, the benefits in the Officers’ Target Retirement Plan were frozen and the present value of benefits was transferred to the Supplemental Executive Retirement & Savings Plan. Benefits in the Supplemental Executive Retirement & Savings plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity—if the Supplemental Executive Retirement & Savings Plan balance exceeds $25,000 (the threshold amount was increased to $100,000 effective November 1, 2007).

All of the Named Executive Officers have elected a lump sum payment at date of termination.

Potential Payments Under Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by the Company to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under various scenarios occurred on December 31, 2007. The closing market price of Humana Common stock was $75.31 on December 31, 2007, the last trading day of the year. Mr. McCallister’s payments generally are governed by the McCallister Agreement since that is the agreement that was in effect at December 31, 2007. The other Named Executive Officers’ payments are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
Michael B. McCallister(1)
• Severance	$975,000	$1,950,000	$0	$0	$1,950,000	$7,312,500
• Life, Health & Other Benefits(6)	18,162	18,162	0	18,162	18,162	37,231
• Stock Options (accelerated)(3)	0	7,399,922	0	0	7,399,922	7,399,922
• Excise Tax Gross up(7)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$993,162	$9,368,084	$0	$18,162	$9,368,084	$14,749,653

• Stock Options (vested)(3)	31,218,942	31,218,942	0	31,218,942	31,218,942	31,218,942
• Supplemental Retirement Plan(5)	8,602,150	8,602,150	8,602,150	8,602,150	8,602,150	8,602,150

Subtotal: Currently Vested Amounts	$39,821,092	$39,821,092	$8,602,150	$39,821,092	$39,821,092	$39,821,092

Mr. McCallister’s Totals	$40,814,254	$49,189,176	$8,602,150	$39,839,254	$49,189,176	$54,570,745

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
James H. Bloem
• Severance (2)	$0	$765,000	$0	$0	$0	$1,912,500
• Life, Health & Other Benefits(6)	15,389	15,389	0	15,389	15,389	31,547
• Stock Options (accelerated)(3)	0	0	0	0	2,565,191	2,565,191

Subtotal: Termination Related Payments	$15,389	$780,389	$0	$15,389	$2,580,580	$4,509,238

• Stock Options (vested)(3)	0	0	0	0	0	0
• Supplemental Retirement Plan(5)	991,575	991,575	991,575	991,575	991,575	991,575

Subtotal: Currently Vested Amounts	$991,575	$991,575	$991,575	$991,575	$991,575	$991,575

Mr. Bloem’s Totals	$1,006,964	$1,771,964	$991,575	$1,006,964	$3,572,155	$5,500,813

James E. Murray
• Severance(2)	$0	$945,000	$0	$0	$0	$2,362,500
• Life, Health & Other Benefits(6)	16,502	16,502	0	16,502	16,502	33,830
• Stock Options (accelerated)(3)	0	0	0	0	3,653,811	3,653,811

Subtotal: Termination Related Payments	$16,502	$961,502	$0	$16,502	$3,670,313	$6,050,141

• Stock Options (vested)(3)	16,051,300	16,051,300	0	16,051,300	16,051,300	16,051,300
• Supplemental Retirement Plan(5)	2,954,684	2,954,684	2,954,684	2,954,684	2,954,684	2,954,684

Subtotal: Currently Vested Amounts	$19,005,984	$19,005,984	$2,954,684	$19,005,984	$19,005,984	$19,005,984

Mr. Murray’s Totals	$19,022,486	$19,967,486	$2,954,684	$19,022,486	$22,676,297	$25,056,125

Jonathan T. Lord, MD
• Severance(2)	$0	$753,000	$0	$0	$0	$1,882,500
• Life, Health & Other Benefits(6)	15,301	15,301	0	15,301	15,301	31,367
• Stock Options (accelerated)(3)	0	0	0	0	2,246,339	2,246,339

Subtotal: Termination Related Payments	$15,301	$768,301	$0	$15,301	$2,261,640	$4,160,206

• Stock Options (vested)(3)	339,145	339,145	0	339,145	339,145	339,145
• Supplemental Retirement Plan(5)	1,071,608	1,071,608	1,071,608	1,071,608	1,071,608	1,071,608

Subtotal: Currently Vested Amounts	$1,410,753	$1,410,753	$1,071,608	$1,410,753	$1,410,753	$1,410,753

Dr. Lord’s Totals	$1,426,054	$2,179,054	$1,071,608	$1,426,054	$3,672,393	$5,570,959

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
Bruce J. Goodman
• Severance(2)	$0	$712,500	$0	$0	$0	$1,781,250
• Life, Health & Other Benefits(6)	0	0	0	0	0	0
• Stock Options (accelerated)(3)	0	0	0	0	2,317,327	2,317,327

Subtotal: Termination Related Payments	$0	$712,500	$0	$0	$2,317,327	$4,098,577

• Stock Options (vested)(3)	339,145	339,145	0	339,145	339,145	339,145
• Supplemental Retirement Plan(5)	988,785	988,785	988,785	988,785	988,785	988,785

Subtotal: Currently Vested Amounts	$1,327,930	$1,327,930	$988,785	$1,327,930	$1,327,930	$1,327,930

Mr. Goodman’s Totals	$1,327,930	$2,040,430	$988,785	$1,327,930	$3,645,257	$5,426,507

(1) McCallister Employment Agreement

In September 2000, the Company entered into an agreement with Mr. McCallister (“McCallister Agreement”) pursuant to which he: 1) serves as President and Chief Executive Officer of the Company at an annual base salary in an amount not less than $650,000; 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 125% of his base salary; and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

If the McCallister Agreement is terminated for failure by Mr. McCallister to perform his duties, the election by the Company to simply not renew the McCallister Agreement, or due to Mr. McCallister’s death or disability, the Company will pay to him or his estate no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to any unpaid current annual base salary accrued through the date of termination and a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary plus bonus calculated at 100% of his base salary . The amount of such payment due is set forth in the table above under “Involuntary Termination without Cause.” He is also entitled to continued coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all of Mr. McCallister’s stock options shall become fully vested and shall be exercisable for a two-year period following his termination, not to exceed the original term of the option. The value — meaning the difference between the amount Mr. McCallister would pay to obtain shares upon exercise and the fair value of those shares — of Mr. McCallister’s unexercised options at December 31, 2007, is based on the closing price of $75.31.

In the McCallister Agreement, failure to perform as used above is defined to mean:

“…that Employee has failed to perform on a prolonged basis, where such failure is considered to be substantial and where corporate performance expectations have been previously agreed upon with the Employee on an annual basis. Further, the failure to perform must be because of things considered to be within the reasonable control of the Employee, generally of an operating or strategic nature, and excluding performance primarily resulting from things clearly beyond the reasonable control of Employee, such as the following:

(A)	drop in the Company’s stock share price as a result of an overall market correction,

(B)	severe national economic conditions, or

(C)	adverse problems intrinsic to the Company’s industry.”

In the McCallister Agreement, “Good Cause” is defined to mean “the Company’s Board has determined in good faith, without being bound by the Company’s progressive discipline policy for employees:

(1) that Employee has engaged in acts or omissions against the Company or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance; or

(2) that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty; or

(3) that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of the Company or any of its subsidiaries.”

In the event that Mr. McCallister’s Agreement is terminated for Good Cause as defined above, the Company would pay to Mr. McCallister no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to his then current base salary earned but not yet paid. Mr. McCallister would forfeit all outstanding options or restricted shares pursuant to the Stock Plans.

In the event of termination of employment because Mr. McCallister gives notice of termination of the McCallister Agreement, or because Mr. McCallister voluntarily terminates his employment during the Employment Period, then the Company shall pay to Mr. McCallister no later than 30 calendar days after such termination date (or such later date as may be required by Section 409A), an amount equal to his then current base salary, and any bonus payable shall be prorated. He shall have two years to exercise any vested options, but in no event beyond the expiration date. The spread on his vested, unexercised options at December 31, 2007, is based on the closing price of $75.31. He is also entitled to continue his coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

In the event of termination of employment following a Change in Control of the Company, as defined in the McCallister Agreement, then Mr. McCallister shall receive: 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (“Higher Annual Base Salary”), plus a prorated bonus calculated at 125% of his Higher Annual Base Salary; 2) an amount equal to two and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; 3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance; and 4) a gross up amount for any payments that constitute an excess parachute payment as defined in the Internal Revenue Code of 1986, as amended. Additionally, all of Mr. McCallister’s stock options shall become fully vested and shall be exercisable for a two-year period following his termination, but in no event beyond the expiration date. The value of Mr. McCallister’s unexercised options is based on the excess of the closing price of Humana Inc. common stock at December 31, 2007 of $75.31, over the exercise price.

The McCallister Agreement also contained provisions not to compete or solicit for a 12-month period following termination. The McCallister Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Severance Policy

The Company’s executive officer severance policy (“Severance Policy”) was adopted in 1999. This policy covers all of the Named Executive Officers, except for Mr. McCallister, whose payments in 2007 were covered by the McCallister Agreement described above. Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of good cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. Since all of the Named Executive Officers have at least six years of service with the Company, each would receive eighteen months of base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations below assume a December 31, 2007 termination, incentive compensation would be paid for the full year; however, the incentive compensation amount is not included in the table above. For the incentive compensation earned for 2007 see the Summary Compensation Table herein.

In connection with reviewing any severance payments described above that are made to a Named Executive Officer by the Company, the Named Executive Officer would be required to enter into a written agreement that would forbid him from competing with the Company for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about the Company, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option Agreements

At December 31, 2007, the Named Executive Officers have stock options, but no restricted stock, outstanding under the Company’s 1996 and 2003 Stock Incentive Plans (collectively “Stock Plans”). Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause, as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. In the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2007, the Named Executive Officers had vested options with a spread based on the December 31, 2007 closing price of $ 75.31 as set forth in the table.

Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2007, the Named Executive Officers had options with a spread based on the December 31, 2007 closing price of $75.31 as set forth in the table.

Under the Stock Plans, in the event of termination for Cause, all options are forfeited for all Named Executive Officers, including Mr. McCallister, regardless of whether the options are vested. Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

In the event of a Change in Control, all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

Alternatively, a Named Executive Officer, would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of Company stock during the 90 day period ending on the date of a Change in Control. The highest price of the Company’s stock in the 90 day period preceding December 31, 2007 was $81.50. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2007, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 31, 2007	Value of all Unvested Options at December 31, 2007	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$31,218,942	$7,399,922	$5,659,263	$44,278,128
James H. Bloem	$0	$2,565,191	$686,539	$3,251,730
James E. Murray	$16,051,300	$3,653,811	$2,858,220	$22,563,331
Jonathan T. Lord, M.D.	$339,145	$2,246,339	$685,338	$3,270,821
Bruce J. Goodman	$339,145	$2,317,327	$695,651	$3,352,122

(4) Change in Control Benefits

The Company has entered into agreements with all executive officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and, Mr. Goodman, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2007, the payments set forth in the table above would have been made within ten days of the termination event, (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all Company options and restricted stock would immediately vest. See the discussion herein under “Stock Option Agreements.”

Under the Change in Control Agreement, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Employee and/or the Employee’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

The amounts payable under the Change in Control Agreements would be payable by the entity that survived Humana in the Change in Control.

(5) Pension and Retirement Plans

The Supplemental Executive Retirement & Savings Plan balances which include the amounts transferred from the Officers’ Target Retirement Plan described in the Nonqualified Deferred Compensation table herein would be paid to the Named Executive Officers.

In the event of early or normal retirement, each Named Executive Officer would receive his account balance under the Supplemental Executive Retirement & Savings Plan disclosed in the Nonqualified Deferred Compensation table together with his Humana Retirement & Savings Plan benefit. The Humana Retirement & Savings Plan is a qualified combined retirement and 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2007, the account balances under the Humana Retirement & Savings Plan for the Named Executive Officers are as follows:

Michael B. McCallister	$3,303,543
James H. Bloem	$311,398
James E. Murray	$1,679,404
Jonathan T. Lord, M.D.	$328,876
Bruce J. Goodman	$725,483

The Humana Retirement & Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or Humana stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly; or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years.

(6) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the table above, a one year expense is listed as except for a Change in Control where the amount covers a two year period. In the event of death, the estate of each Named Executive Officer, except Mr. Goodman who chose an alternate payment, is entitled to receive a benefit in the amount of three times the current base salary of the officer. As of December 31, 2007, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers: Mr. McCallister: $2,925,000; Mr. Bloem: $1,530,000; Mr. Murray: $1,890,000; and Dr. Lord: $1,506,000. Mr. Goodman has chosen a death benefit of $50,000.

(7) Tax Gross Up Payments

At December 31, 2007, Mr. McCallister was the only Named Executive Officer having an arrangement in place with the Company that provides for a “tax gross up” payment, and even then only in the context of a Change in Control. In the event of a Change in Control, the Company will pay Mr. McCallister’s excise taxes due under Section 280G of the Internal Revenue Code, if any, with respect to payments made to him for such a Change in Control. At December 31, 2007, there would be no tax gross-up payment due Mr. McCallister because the amount paid to him upon a Change in Control would not exceed the triggering threshold under Section 280G of the Internal Revenue Code.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving an executive officer or director of the Company, other than described below. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our web site at www.humana.com – Investor Relations –View Website – Corporate Governance.

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Medicare Reconciliation Department. This individual received a salary and incentive of less than $180,000 for 2007, and received benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2007 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	4,988,172	$37.1532	9,994,245(1)
Equity compensation plans not approved by security holders(3)	91,257	$10.7958	0
Total	5,079,429	$36.6796	9,994,245

(1)	Of the number listed above, 5,878,968 can be issued as Restricted Stock at December 31, 2007 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options). Through February 27, 2008, 1,412,175 stock options and restricted stock awards were granted. After cancellations and giving affect to the provision that one restricted share is equivalent to 1.7 stock options, 8,165,927 shares remain available for future awards of stock options or 4,803,485 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan.

(2)	The above table does not include awards of Shares of Restricted Stock. For information concerning these awards, see “Footnote 11 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	The material features of the plan are described below.

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the Humana Inc. Stock Option Plan for Employees (the “1999 Plan”). The Board of Directors determined that no further awards would be made under the 1999 Plan as of December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its Subsidiaries. Executive Officers and Directors were not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of the Company’s business and human resource strategies and the achievement of its goals, and (ii) to align the interests of employees with those of the Company’s stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of the Company’s Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a share of the common stock on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, the Company is required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include the stock option exercise.

PROPOSAL TWO: APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

Upon the recommendation of the Organization & Compensation Committee (the “Committee”), the Board of Directors has adopted the Humana Inc. Executive Management Incentive Compensation Plan (the “Plan”), and recommends that the stockholders approve the Plan, effective as of January 1, 2008, for awards earned during a five-year period thereafter (through December 31, 2012.)

The principal provisions of the Plan are summarized below. This summary, however, does not purport to be complete and you should read the entire Plan, a copy of which is attached hereto as Appendix A.

Purpose:    The purpose of the Plan is to permit the Company to provide annual performance incentives which link the compensation of selected key executives to certain key performance objections and to reward them, when appropriate, for their efforts in optimizing the profitability and growth of the Company consistent with sound and ethical business practices. This Plan links the compensation of the executive with his/her performance, and provides a direct correlation with the performance of the Company and its value to our stockholders. The Company has structured the Plan so that any compensation paid pursuant to the Plan will be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Under Section 162(m) of the Internal Revenue Code, as amended, the amount of compensation earned by the Chief Executive Officer, and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to the $1 million limitation.

Administration:    The Organization & Compensation Committee (“Committee”) will administer the Plan and will have final authority to construe and interpret it. The Committee will annually select those executive officers and other key executives eligible to participate in the Plan and will establish specific Performance Targets and an objective formula or standard to determine the maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each Award which need not be uniform among the persons eligible to receive Awards.

Participation:    If the Plan is approved by stockholders, all Executive Officers of the Company (currently twelve in number) and certain key executives will be eligible to be designated as Participants in the Plan.

Non-employee Directors of the Company are not eligible to participate in the Plan.

New Plan Benefits:    As described above, the Committee must select the executive officers eligible to participate in the Plan. For 2008, eight executive officers, including the Named Executive Officers, will be participants in the Plan. The Performance Target for 2008 will be based upon an Earnings Per Share target goal of $5.45. For 2008, the potential awards for the participants range from $0 to $2,037,158.

Performance Targets:    Under the Plan, the Performance Targets may be based on one or more of the following predetermined business goals as defined in the Plan: (i) stock price, (ii) earnings per share (“EPS”), (iii) operating income, (iv) return on equity or assets, (v) cash flows from operating activities, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or expense management ,(x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) consolidated net income, (xv) return on assets or net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital or equity, (xxii) membership goals, or (xxiii) any combination, including one or more ratios, of the foregoing.

The Committee may determine at the time the Performance Targets are established that certain adjustments will be made in evaluating whether the Performance Targets have been met to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following: (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with the disposition of a business or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets, including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; or (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year.

Each of the adjustments may relate to the Company as a whole or any part of the Company’s business operations. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Performance Targets or other features of an Award that relate to the value of, any Shares of the Company, to reflect any stock dividend or split, recapitalization, combination or exchange of Shares or other similar changes in such stock. The Committee also has the discretion to decrease an award.

Award Payments:    Under the Plan, all selected executive officers or key employees, including the Named Executive Officers could be eligible for a bonus each year. The precise percentage earned shall be based upon a schedule of achievement of Performance Targets determined each year by the Committee. Under the Plan, the maximum incentive compensation earned in any fiscal year by the Chief Executive Officer may not exceed Five Million ($5,000,000) or Three Million ($3,000,000) for any other Participant.

The Committee has sole discretion to determine whether to actually pay any or the entire permissible Award or to defer payment of any Award. The Committee is also authorized to establish additional conditions and terms of payment for Awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive any additional conditions and terms, it may not waive the basic Performance Targets as to the business criteria chosen for any Performance Period.

Awards earned will be paid on or before March 15 of the year following the year with respect to which it was earned, or such earlier date as may be required under the Internal Revenue Code to make the payments deductible under the Internal Revenue Code for the fiscal year in which they were earned.

Amendments:    The Committee may from time to time amend, suspend or terminate the Plan in whole or in part, but no amendment will be effective without Board and/or stockholder approval if such approval is required to satisfy the requirements of Section 162(m), the Securities Exchange Act of 1934, as amended, or any New York Stock Exchange regulation.

Vote Required:    The affirmative votes must constitute a majority of the votes cast on the proposal for the approval of the Company’s Executive Management Incentive Compensation Plan. Shares voting “abstain” have the same affect as a “no” vote. Shares not present at the meeting and broker non-votes have no effect on the approval of the Company’s Executive Management Incentive Compensation Plan. Further, the votes cast must represent at least a majority of the shares entitled to vote on this proposal. Pursuant to NYSE regulations, brokers have discretionary voting power over the approval of the Company’s Executive Management Incentive Compensation Plan if the annual cost is less than 10% of the average annual income before taxes of the Company for the preceding five years. During the last five years (2007-2003) the annual aggregate amount paid under the Plan ranged from 0.55% to 1.15% of pretax income with an average of 0.92%. Therefore, brokers will have discretionary voting power over the approval of the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company currently is comprised of three directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Messrs. D’Amelio, O’Brien, and Dr. Reynolds, each meet the definition of “financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). Management is responsible for the financial statements and the reporting process, including its assessment of the Company’s internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

During 2007, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding the Company’s business and current and planned audit activities. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed quarterly financial statements and earnings releases of the Company. The Audit Committee reviewed the annual financial statements of the Company. Audit Committee members individually reviewed monthly operating and financial information of the Company as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of the internal controls and procedures of the Company.

The Audit Committee reviewed and approved the services provided by PwC to Humana consisting of the following:

	For The Years Ended December 31
	2007	2006
Audit Fees	$4,305,506	$3,871,989
Audit Related Fees	1,047,454	955,880
Tax Services	73,039	45,126
All Other Fees	88,040	18,285

TOTAL	$5,514,039	$4,891,280

•

Audit Fees include activities relating to the attestation of the Company’s consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits, state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit-Related Fees include activities for employee benefit plan audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

•	Tax Services include activities relating to tax compliance work and tax consultation.

•	All Other Fees include consultation related to operational processes, compensation surveys and annual renewal of software licenses for accounting research and work paper documentation software.

The Audit Committee discussed with Humana’s internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	Related Assurance and Attestation Services

•	Risk and Control Services

•	Transaction Services

•	Tax Services

The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2007.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

James J. O’Brien

W. Ann Reynolds, Ph.D.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2007. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2009. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of its exhibits, is included with the transmittal of this Proxy Statement. The Company will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on the report you wish to review under the “Financial Reports” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan, Vice President & Corporate Secretary

Appendix A

HUMANA INC.

EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

As Amended and Restated February 21, 2008

I.	OBJECTIVES.

The objectives of the Humana Inc. Executive Management Incentive Compensation Plan, as amended and restated (the “Plan”) are to (i) link the compensation of selected executives to certain key performance targets; and (ii) reward them, when appropriate, for their efforts in optimizing the profitability and growth of Humana Inc. (the “Company”), consistent with sound business practices and the Company’s long and short range business plans.

II.	ELIGIBILITY AND AWARDS.

A. Employees participating in this Plan will consist of the President and Chief Executive Officer (“CEO”) plus any other key executive designated (a “Participant”) by the Organization & Compensation Committee of the Board of Directors of the Company (the “Committee”). Each Participant shall be notified of his/her selection.

B. Incentive compensation will be computed by measuring the Company’s achievement of predetermined goals (“Performance Targets”) established by the Committee in accordance with Internal Revenue Service regulations promulgated under Section 162(m) of the Internal Revenue Code as amended (the “Code”). Performance Target for Performance Awards may be expressed in terms of (i) stock price, (ii) earnings per share (“EPS”), (iii) operating income, (iv) return on equity or assets, (v) cash flows from operating activities, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or expense management ,(x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) consolidated net income, (xv) return on assets or net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital or equity, (xxii) membership goals, or (xxiii) any combination, including one or more ratios, of the foregoing.

C. Incentive compensation for a fiscal year or other relevant period determined by the Committee (“Performance Period”) shall be based on the Participant’s base salary paid or accrued during such fiscal year exclusive of any bonus, equity compensation, or fringe benefits paid or accrued during such fiscal year (“Salary”). The Committee shall determine, subject to the limits in the Plan, the potential percentage of Salary which any Participant shall be eligible to receive as incentive compensation, which need not be the same for each Participant. The precise percentage earned shall be based upon a schedule of achievement of Performance Targets. Notwithstanding anything herein to the contrary, the maximum incentive compensation paid for any fiscal year to the CEO may not exceed Five Million Dollars ($5,000,000), or Three Million Dollars ($3,000,000) for any other Participant.

D. The Company’s achievement of any relevant Performance Targets will be determined in accordance with generally accepted accounting principles. Any incentive compensation generated pursuant to incentive plans of the Company, including this Plan, shall be accrued and deducted as an expense in the appropriate fiscal year in determining the achievement of any Performance Targets.

E. Each participant may receive an award (“Award”) if the Performance Target(s) established by the Committee are attained in the applicable Performance Period. The applicable Performance

Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m) of the Code. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may pay an Award of less than the amount determined by the formula or standard established by the Committee or may pay no Award at all.

F. The specific Performance Target(s) must be established by the Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount of Award payable to the Participant if the Performance Target(s) are attained. The objective formula or standard shall preclude the use of discretion to increase the amount of any Award earned pursuant to the terms of the Award.

G. If services as a Participant commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant an Award that is proportionately adjusted based on the period of actual service, and the amount of any Award paid to such Participant shall not exceed that proportionate amount of the applicable maximum individual Award allowable under the Plan.

H. To preserve the intended incentives and benefits of an Award based on a Performance Target, the Committee may determine at the time Performance Targets are established that certain adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets; including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; or (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Each of the adjustments described in this Section may relate to the Company as a whole or any part of the Company’s business operations. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in such stock.

I. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Award shall be calculated and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of the Plan. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under the Plan or pay Awards under this Plan if applicable Performance Target(s) have not been satisfied.

J. Incentive compensation shall be paid to Participants on or before March 15th of the year following the fiscal year with respect to which it was earned or such earlier date as may be required in order that such amount be deductible under the Code for the fiscal year with respect to which it was earned.

III.	ADMINISTRATION OF THIS PLAN.

The Committee has sole authority (except as specified otherwise herein) to determine all questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted under the Plan and in general, to make all determinations advisable for the administration of the Plan to achieve its purpose. The Committee determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and any agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. Such determinations shall be final and not subject to further appeal.

IV.	INELIGIBILITY DURING FISCAL YEAR.

A Participant in this Plan who becomes ineligible during the fiscal year due to transfer or change of position shall cease to be eligible for further participation in this Plan on the date of transfer or change to the ineligible position. Subject to the discretion of the Committee as set forth in this Plan, if the Participant, prior to the date of transfer or change, has been a Participant in the Plan for a minimum of two (2) full calendar months of a fiscal year, the Participant will be eligible to receive partial incentive compensation based upon the Participant’s Salary for such period of time and the level of achievement in relation to Performance Targets for the entire Performance Period.

V.	TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

Subject to the discretion of the Committee, a Participant who has been employed (i) during the entire fiscal year for which incentive compensation is to be paid, but whose employment is terminated, voluntarily or involuntarily (other than for cause), or who is granted a leave of absence after the end of such fiscal year and prior to the payment date therefor shall receive his/her full incentive compensation with respect to such fiscal year as determined in accordance with the provisions of this Plan, or (ii) any two (2) full calendar months of any fiscal year, but whose employment is terminated, voluntarily or involuntarily (other than for cause), or who is granted a leave of absence after the end of such two (2) full calendar months of any fiscal year but prior to the end of such fiscal year will be eligible to receive partial incentive compensation with respect to such fiscal year based upon the Participant’s Salary for the period of time he/she was a Participant at the level of achievement in relation to Performance Targets for the entire Performance Period. A Participant whose employment is terminated for cause or whose employment is terminated for any other reason prior to serving at least two (2) full calendar months of a fiscal year shall not be eligible to receive any incentive compensation under this Plan, other than any amounts which have been paid to him/her prior to the date he/she is terminated.

VI.	AMENDMENT OF PLAN.

Subject to any restrictions imposed under Section 162(m) of the Code, the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided that no such amendment that would require the consent of the Board and/or stockholders of the Company pursuant to Section 162(m) of the Code or the Securities Exchange Act of 1934 as amended, any New York Stock Exchange (or other relevant stock exchange) rule or regulation, or any other applicable law, rule or regulation, shall be effective without such consent.

VII.	GENERAL PROVISIONS.

A. No person has any claim or right to be included in this Plan or to be granted incentive compensation under this Plan until such individual has been declared a Participant and received official notice thereof in accordance with the procedures as set forth in this Plan. In addition, all of the requirements and applicable rules and regulations of this Plan must have been met including, but not limited to the availability of funds for incentive compensation awards and the determination by the Committee of the extent to which Performance Targets have been met.

B. The designation of an individual as a Participant under this Plan does not in any way alter the nature of the Participant’s employment relationship. Participation in this Plan shall not constitute a contract of employment between the Company or any subsidiary and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

C. No benefit provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or federal statute; and (ii) as requested by the Participant and approved by the Committee to members of the Participant’s family, or a trust established by the Participant for the benefit of family members.

D. The Company or a subsidiary may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Company or subsidiary.

E. Each member of the Committee (and each person to whom the Committee or any member thereof has delegated any of its authority or power under this Plan) shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries and upon any other information furnished the Committee in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken or failure to act if in good faith.

F. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the common stock of the Company will receive securities of another corporation (in any such case, the “New Company”), then the New Company shall assume the rights and obligations of the Company under this Plan.

G. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws.

H. The expenses of administering the Plan shall be borne by the Company and its subsidiaries.

I. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

VIII.	STOCKHOLDER APPROVAL.

Notwithstanding anything herein to the contrary, this Plan is subject to and conditioned upon the approval of the Company’s stockholders at the April 24, 2008 annual meeting of stockholders.

IX.	INTERNAL REVENUE CODE SECTION 162(m).

Transactions under this Plan are intended to comply with all applicable conditions of Section 162(m) of the Internal Revenue Code, as amended, or its successor. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

HUMANA Guidance when you need it most

500 WEST MAIN STREET

ATTN: JOAN LENAHAN

27TH FLOOR

LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET:

-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS	If you would like to reduce the costs incurred by Humana Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE:

- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

➢	# of Shares

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                HUMNA1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.

The Board of Directors recommends a vote FOR the following proposals:

Vote on Directors

1.	The election of Directors

	For	Against	Abstain		For	Against	Abstain

(01a) David A. Jones, Jr.	☐	☐	☐	(01e) Michael B. McCallister	☐	☐	☐

(01b) Frank A. D’Amelio	☐	☐	☐	(01f) William J. McDonald	☐	☐	☐

(01c) W. Roy Dunbar	☐	☐	☐	(01g) James J. O’Brien	☐	☐	☐

(01d) Kurt J. Hilzinger	☐	☐	☐	(01h) W. Ann Reynolds, Ph.D.	☐	☐	☐

Vote on Executive Management Incentive Plan

	For	Against	Abstain
2. The approval of the Company’s Executive Management Incentive Plan.	☐	☐	☐

Vote on Accounting Firm
	For	Against	Abstain

3. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

For address changes and/or comments, please check this box and write then on the back where indicated.    ☐

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]             Date                    Signature (Joint Owners)             Date

# of Shares

444859102

#

[REVERSE SIDE OF CARD]

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 24, 2008

10:00 A.M., EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones, Jr. and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 24th day of April, 2008 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PLAN AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

  Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(SEE REVERSE SIDE TO VOTE)